PROSPECTUS                 Pricing Supplement No. 3150
Dated January 10, 1995     Dated June 4, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 333-07469
Dated January 25, 1995
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)
Trade Date:  June 4, 1998

Settlement Date (Original Issue Date):  June 9, 1998

Maturity Date:  June 9, 1999

Principal Amount (in Specified Currency):  US$400,000,000

Price to Public (Issue Price):            The  Notes  are   being
                         purchased by the Underwriter at  100.00%
                         of  their principal amount and  will  be
                         sold  at varying prices to be determined
                         at the time of sale.  For any Notes sold
                         with  more  than a de minimis amount  of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission:     The  Notes will  be  sold  at
                         varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer (in Specified Currency):  US$400,000,000

Interest Rate:
  Interest Calculation:
   XX  Regular Floating Rate
       Inverse Floating Rate
       Other Floating Rate

  Interest Rate Basis: __ CD Rate __ Commercial Paper Rate
   __ Federal Funds Rate (See "Additional Terms - Interest" below)
   XX LIBOR   __ Prime Rate  XX Treasury Rate
   __ Other (See "Additional Terms - Interest" below)


CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
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                      Pricing Supplement No. 3150
                      Dated June 4, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

  Spread (Plus or Minus): minus 0.125% Spread Multiplier:  N/A

  Index Maturity: 3 Months        Index Currency:  US Dollar

   Maximum  Interest Rate:  N/A   Minimum  Interest  Rate: N/A

  Interest Payment Period:  Quarterly

                           Interest    Payment   Dates:     Every
                           December  9,  March  9,  June  9   and
                           September  9, commencing on  September
                           9, 1998.
  Initial Interest Rate
                           Per   Annum:   To  be  determined  two
                           London  Banking  Days  prior  to   the
                           Original Issue Date.  "London  Banking
                           Day"    means   any   day   on   which
                           commercial   banks   are   open    for
                           business   (including   dealings    in
                           foreign  exchange and foreign currency
                           deposits) in London, England.

  Interest Reset Periods
  and Dates:              Quarterly on each Interest Payment Date

   Interest Determination Dates:    Two London Banking Days prior
to each Interest Reset Date

Form of Notes:

   XX DTC registered         non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A


                      (Floating Rate Notes)
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                      Pricing Supplement No. 3150
                      Dated June 4, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469
Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General.

  At March 28, 1998, the Company had outstanding indebtedness totalling $138.313 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 28, 1998 excluding subordinated notes payable after one year was equal to $137.616 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Three Months Ended
     1993  1994  1995  1996 1997   March 28,1998
     1.62  1.63  1.51  1.53 1.48   1.54

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                      (Floating Rate Notes)
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                      Pricing Supplement No. 3150
                      Dated June 4, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

   The  Company  has agreed to indemnify the Underwriter  against
certain liabilities, including liabilities   under the Securities
Act of 1933, as amended